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                                                                     EXHIBIT 4.3



                                WAIVER AGREEMENT

        THIS WAIVER AGREEMENT, dated as of June 30, 1998, is by and between TERA COMPUTER COMPANY, a Washington corporation (the "Company"), and ADVANTAGE FUND II LTD., a British Virgin Islands corporation (the "Buyer").

        WHEREAS, the Company and the Buyer entered into a Subscription Agreement, dated as of June 30, 1998 (the "Subscription Agreement"), pursuant to which the Company issued to the Buyer certain shares of the Company's Series B Convertible Preferred Stock, $.01 par value ("Preferred Stock"), and warrants to purchase shares of the Company's common stock, $.01 par value ("Common Stock"), and in connection therewith the Company and the Buyer entered into a Registration Rights Agreement, dated as of June 30, 1998 (the "Registration Rights Agreement"); and

        WHEREAS, the Company and the Buyer have been informed that certain provisions of the Statement of Rights and Preferences of the Preferred Stock (the "Statement") may be construed, under generally accepted accounting principles and rules and regulations of the Securities and Exchange Commission, as requiring that the Company classify the shares of Preferred Stock issued to the Buyer as "redeemable" shares of Preferred Stock on the Company's financial statements; and

        WHEREAS, neither the Company nor the Buyer intended that the shares of Preferred Stock issued to the Buyers be so classified; and

        WHEREAS, the parties desire to correctly state their intent and understanding;

        NOW THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereby agree as follows:

1. (a) Notwithstanding Sections 4 and 8 and any other provision of the Statement, if (A) an Optional Redemption Event occurs by reason of the occurrence of an event described in clause (1), (2) or (5) of Section 8(a) of the Statement, or (B) the Company is required to redeem shares of Preferred Stock by reason of the occurrence of an event described in Section 4(a) of the Statement, and such occurrence is by reason of events which are not solely within the control of the Company, then the Company, in its sole discretion, may elect not to redeem any or all of the shares of Preferred Stock and, if the Company so elects, then the Buyer hereby waives any and all rights to require the Company to so redeem such shares of Preferred Stock under such provisions. In order to make such election, the Company shall so notify the



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Buyer which has given either an Optional Redemption Notice or has given a notice to the Company directing the Company to redeem shares of Preferred Stock pursuant to Section 4(a)(2) (an "Inconvertibility Redemption Notice"), as the case may be, and shall deliver to the Buyer an Auditor's Determination (as defined below) within ten (10) Business Day's after the Company's receipt of an Optional Redemption Notice or an Inconvertibility Redemption Notice.

        (b) If the Company so elects and notifies the Buyer, then, for each thirty (30) days that such Optional Redemption Event or Share Limitation Event (as defined below), as the case may be, continues to exist, commencing as of the first Business Day of the event which gave rise to such Optional Redemption Event or such Share Limitation Event, the Conversion Percentage shall be permanently reduced by six percentage points and the Ceiling Price shall be permanently reduced by six percent of the amount the Ceiling Price otherwise would have been without any reduction pursuant to this clause (such Conversion Percentage and Ceiling Price reduction shall be pro rated for any period of, or in case the Optional Redemption Event or Share Limitation Event ceases to exist in, less than thirty (30) days), provided that the Conversion Percentage and Ceiling Price shall not be so reduced if the Company duly and timely issues a Shareholder Approval Notice and obtains Shareholder Approval pursuant to Section 4 of the Statement.

        (c) With respect to a Share Limitation Event, on or after the date the Company gives a Shareholder Approval Notice, the Company promptly shall call a special meeting of its shareholders, to be held not later than 60 days after such Notice is given, to seek the Shareholder Approval for the issuance of all shares of Common Stock issuable in accordance with the Statement and this Agreement without regard to Rule 4460(i) of Nasdaq or any similar or successor provision (the "Rule") and shall use its best efforts to obtain the Shareholder Approval. The Company shall prepare and file with the SEC within 20 days after such notice is given preliminary proxy materials which set forth a proposal to seek such Shareholder Approval. The Company shall provide the Buyer an opportunity to consult with the Company regarding the content of such proxy materials insofar as it relates to the Shareholder Approval by providing copies of such preliminary proxy materials and any revised preliminary proxy materials to the Buyer a reasonable period of time prior to their filing with the SEC. The Company shall furnish to the Buyer a copy of its definitive proxy materials for such special meeting and any amendments or supplements thereto promptly after the same are mailed to shareholders or filed with the SEC. Upon the earlier of
(i) the failure to obtain the Shareholder Approval at the special meeting or
(ii) the failure to hold the special meeting within such 60-day period, the Company shall so notify the Buyer and such of the following as shall be specified by notice to the Company from the Buyer shall occur: (1) the Conversion Percentage and the Ceiling Price shall be reduced pursuant to



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Subsection (b) above and (2) the Company shall promptly file applications and take all other actions necessary to (i) list the Common Stock for trading and quotation on the OTC Bulletin Board or such other securities market or exchange which will not restrict the number of shares of Common Stock issuable under this Agreement and (ii) upon filing such applications, request the immediate removal of the Common Stock from listing on the securities market on which it is then listed which restricts the issuance of shares of Common Stock under this Agreement without the Shareholder Approval. Upon obtaining such Shareholder Approval or listing, as the case may be, the Company shall issue promptly all shares of Common Stock due through the date of such issuance.

For purposes of this Agreement, the term "Share Limitation Event" means a time at which the Company is unable to redeem all shares of Preferred Stock otherwise required to be redeemed pursuant to Section 4(a) of the Statement by reason of events which are not solely within the control of the Company.

        (d) For purposes of this Agreement, (A) an Optional Redemption Event described in clause (1), (2) or (5) of the definition of the term "Optional Redemption Event" or (B) a requirement of the Company to redeem shares pursuant to Section 4(a) of the Statement shall be deemed to have occurred by reason of events which are not solely within the control of the Company if a requirement of the Company to redeem, or a right of any holder of shares of Preferred Stock to require redemption of, shares of Preferred Stock by reason thereof, would result in the Company being required to classify the Preferred Stock as redeemable preferred stock on a balance sheet of the Company prepared in accordance with generally accepted accounting principles and Regulation S-X of the SEC.

        (e) For purposes of this Agreement, the term "Auditor's Determination" shall mean a written determination signed by the Auditors concurring with the Company's conclusion that (A) the Optional Redemption Event described in the applicable clause (1), (2) or (5) of the definition of Optional Redemption Event in Section 8(a) of the Statement or (B) a requirement of the Company to redeem shares pursuant to Section 4(a) of the Statement, was due to the occurrence of events which were not solely within the control of the Company, as such phrase is defined in Subsection (d) immediately above. The Auditor's Determination shall (i) set forth in reasonable detail all relevant facts considered by the Auditors in connection therewith, (ii) set forth all applicable accounting principles and assumptions used, and (iii) set forth in reasonable detail or attach copies of all legal, expert and other advice or information used by the Auditors in reaching their conclusion. To the extent any facts are assumed for purposes of the Auditor's Determination, the validity of such conclusion or determination shall depend upon such assumed facts being true and complete in all material respects.



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For purposes of this Agreement, the term "Auditors" shall mean the nationally recognized independent accounting firm then serving as the Company's auditors or such other "big five" nationally recognized accounting firm (including successors thereto) as the Company may designate. The fees and expenses of the Auditors shall be paid by the Company.

2. This Agreement is binding upon the Buyer, any holder which acquires the Preferred Stock from the Buyer, and any and all successors and assigns of the Buyer. The Buyer hereby agrees to deliver this document to all transferees of the Preferred Stock and to surrender the certificates evidencing the Preferred Stock to the Company, at the Company's request, so that an appropriate legend evidencing this Agreement may be added to such certificates.

3. The recitals made above are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as though set forth in full in this Section.

4. This Agreement is effective as of June 30, 1998.

5. All defined terms not defined herein are used as defined in the Subscription Agreement and the Statement.

6. The Company shall pay the Buyer's reasonable expenses, including attorney's fees and costs, incurred in connection with the preparation of this Agreement.

7. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. Any change or modification of this Agreement shall not be valid unless the same shall be in writing and executed by all of the parties hereto. As between the Company, the Buyer and parties bound hereby, if there are any provisions herein which are inconsistent with the provisions of the Statement, the provisions hereof shall control and bind the Company, the Buyer and such other parties. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.

8. This Agreement may be executed in counterparts and by the parties hereto on separate counterparts, all of which together shall constitute one and the same instrument. A telephone line facsimile copy of this Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

9. Except to the extent expressly provided hereby, the terms and provisions of the Statement are hereby confirmed. The parties further confirm that the



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terms and provisions of the Subscription Agreement and the Registration Rights
Agreement remain in full force and effect.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer and the Company by their respective officers thereunto duly authorized as of the date first set forth above.

TERA COMPUTER COMPANY                        ADVANTAGE FUND II LTD.


By /s/ JAMES E. ROTTSOLK                     By /s/ WALTER REICH
------------------------                     ---------------------
      JAMES E. Rottsolk                         Name: Walter Reich
      President                                 Title:  Secretary



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